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                           AMENDMENT TO EMPLOYMENT AGREEMENT


         This Amendment dated as of March 1, 2000 amends the Employment Agreement (the "Agreement") dated and effective as of October 20, 1997 between Zenith Insurance Company (the "Company") and Robert E. Meyer (the "Employee").

         Whereas, the parties desire to amend the Agreement, it is therefore agreed as follows:

         1. Section 2 - TERM - is deleted and the following substituted therefore:

                "2. TERM. This Agreement shall be in effect for a term commencing on the Effective Date and expiring on October 31, 2004, and such period shall be referred to herein as the "Term" of this Agreement, and such Term shall not be affected by the termination of the Employee's employment hereunder."

         2. Section 3 - SALARY - is deleted and the following substituted therefore:

                "3. SALARY. Employee's minimum annual base salary ("Base Salary") shall be as follows: $283,250, effective March 1, 2000; $309,000, effective March 1, 2001; $334,750 effective
                March 1, 2002; $386,250 effective March 1, 2003; and $437,750 effective March 1, 2004. Employee's Base Salary shall be payable in installments in conformity with the Company's policy relating to salaried employees. The Employee's Base Salary may be subject to annual adjustment (but not below the then current amount) in the sole discretion of the Board.

         3.     In all other respects, the Agreement remains unchanged.

         In Witness Whereof, the parties have executed this Amendment as of the date first written above.

Zenith Insurance Company                             Employee


By: /s/ Stanley R.Zax                                By: /s/ Robert E. Meyer
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   Stanley R. Zax                                       Robert E. Meyer